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The following is an excerpt from a press release issued by EMC Corporation (the “Company”) on October 21, 2015.

Joe Tucci, EMC Chairman and CEO, said, “This is an historic time for EMC and the entire IT industry. EMC combining with Dell, two highly complementary companies, will create a tech industry powerhouse – a new company with more than $80 billion in revenue that is extremely well positioned for a new era. We firmly believe that this compelling combination is the best strategic option for all our stakeholders. Our customers are sharing overwhelmingly positive feedback about the potential of having a strategic partner with more heft and relevance to drive their digital transformations.”

The following is an excerpt from a presentation that was made available on the Company’s website.

EMC Q3 2015 Financial Results Tony Takazawa Vice President, Global Investor Relations October 21, 2015 Copyright 2015 EMC Corporation. All rights reserved. EMC2 1

Forward-Looking Statements This presentation contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities laws, EMC disclaims any obligation to update any such forward-looking statements after the date of this presentation. Copyright 2015 EMC Corporation. All rights reserved. EMC2 3

ADDITIONAL INFORMATION AND WHERE TO FIND IT This presentation does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This presentation is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973. Copyright 2015 EMC Corporation. All rights reserved. EMC2 4

Participants in the Solicitation EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be ?participants? in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above. Copyright 2015 EMC Corporation. All rights reserved. EMC2 5

Features of VMware tracking stock Oversight by BOD which includes independent directors A class of common stock of Denali (parent company of Dell) Denali BOD audit committee of at least three independent members The Denali BOD has fiduciary duties to the holders of the tracking stock Intended to initially track EMC?s interest in a publicly-traded company Expected to initially provide greater definition and transparency Related party transactions are subject to oversight by VMware BOD Under VMware corporate policies, related party transactions between VMware and Denali are subject to approval of VMware?s audit committee (solely independent directors) Capital Stock Committee?s consent will be required for the Denali BOD to approve certain actions regarding the tracking stock The majority of the members of this committee must qualify as independent directors Tracking stock has a high quality public benchmark (VMW) and is expected to have more liquidity than the VMW common stock Initially ~223M shares tracking stock outstanding vs. public float of ~79M shares of VMW common Copyright 2015 EMC Corporation. All rights reserved. EMC2 8

On October 21, 2015, the Company held a conference call to discuss third quarter earnings. The following is a transcript of excerpts from that conference call, an audio recording of which was made available on the Company’s website.

MANAGEMENT DISCUSSION SECTION

Joseph M. Tucci, Chairman & Chief Executive Officer

On this call, I will focus my formal remarks on providing additional perspectives on the transaction we announced with Dell and Silver Lake last Monday. Additionally, I will touch on how we will manage the Federation during the transition.

The coming together of EMC and Dell is a game-changer. It creates a powerhouse in the technology industry, with more than $80 billion in revenues. The combined company’s products and technology portfolios and go-to-market motions are very complementary. And importantly, the feedback from our customers in the past week has been overwhelmingly positive.

Starting on the all-important technology front, post-closing the company will have an end-to-end product portfolio spanning four of the world’s great technology franchises in servers, storage, virtualization, and PCs. In the meantime, customers can buy with confidence, as we expect minimal disruption to existing product lines. The combined company will be a leader in a number of the most attractive high-growth areas in the $2 trillion IT market. In fact, we will be a leader in 22 different Gartner Magic Quadrants, illustrating proven technology leadership.

The company, with approximately 40,000 sales, pre-sales, and marketing resources, will have the industry’s best go-to-market engine. The combination of EMC’s enterprise sales force with Dell’s strengths in mid-market, SMB, government, education, and healthcare is complementary and powerful. And importantly, this go-to-market for us will be that by the best management team in the industry.

Michael Dell and Egon Durban from Silver Lake have said they see great value in our Federation model. It gives us focus and ability to track and retain world-class talent, and it gives our customers a compelling vision for the future without lock-in. The new company will utilize the best elements of this model and ensure continuity of leadership, minimizing integration risk.

Our businesses will remain strategically aligned and laser-focused on their core missions. They come together when in the best interest of the customer but have the freedom to pursue their own growth agenda. We believe this approach nurtures innovation and growth, enabling us to be more nimble than our competitors.

We are committed to preserving and enhancing the ecosystem that each of our companies has built. Very specifically, there will be no change in how VMware manages its ecosystem. Like today, they won’t create products that favor one hardware vendor over another. To this end, Michael Dell and I have reached out to the CEOs of the key VMware OEM partners to assure them of this.

Additionally, we remain very committed to our strategic partnership with Cisco. VCE and specifically Vblocks will be a very important part of the new company, and we will continue to innovate and work together in the converged infrastructure and networking space.

Moving to a privately controlled model will provide more freedom to invest for the long term without the pressure of managing for quarter end. As a result of this transaction, debt will need to be serviced and paid down. But remember, over the last three years EMC alone has averaged approximately $3.5 billion annually on share repurchases and dividends which will no longer be relevant in a private company controlled model.

Furthermore, the collective cash flows of the combined company, enhanced by synergies, will allow us to keep investing heavily in R&D and in innovation, in go-to-market, and in resources to provide first-class services and support to our customers. Importantly, our existing growth initiatives, such as Pivotal, Virtustream, EMC’s emerging storage, and RSA’s security analytics, continue to get the resources they need to prosper. Fiber control will also allow us the flexibility to shift more of our business offerings to an as-a-service model. This will help customers better balance their technology consumption between CapEx and OpEx.

Since our announcement, I have had dozens of conversations with customers, and these conversations have been overwhelmingly positive. To sum it up, they get it. They see the logic of the combination and are excited about the possibilities and what this means for their future. They potentially have a strategic partner with more heft and relevance to their digital transformations as they plan their strategies around the software-defined data center, hybrid cloud, mobile, and security. They also like the fact that our future breadth and scale means we will no longer be the smallest of the big tech companies, and we will have a place on every customer’s must-consider list as they plan and implement their IT transformation projects.

Our distribution, service, and technology partners are also positive. They see first-hand the challenge the industry is facing. With our increased offerings and scale, we will help them expand their portfolios’ opportunity and reach. Our entire ecosystem appreciates that we have complementary technologies and that they would face minimal or no roadmap disruption. And they understand that we will have the opportunity to develop new offerings that combine the best technologies of each of our companies.

The integration work in front of us is significant, but it varies in focus and complexity by business. In the VMware, Pivotal, and Virtustream businesses, the combination is about driving revenue synergies. In the case of RSA, it is complementary with the capabilities that Dell has, and we will work together to create the most synergistic approach to the security market.

The majority of the integration work takes place in EMC II, where we will combine Dell’s server and storage business with our storage and converged infrastructure business. Here we expect both revenue and cost synergies. We expect that the principal cost synergies will come from combining our supply chains and indirect expenses. But let me be clear; this combination is all about driving revenues, and the expected revenue synergies are more than three times the cost synergies.

It is also worth reinforcing the point Pat [Gelsinger], Jonathan [Chadwick], and Carl [Eschenbach] made on the VMware call yesterday. VMware revenue synergies with Dell could top $1 billion annually in the next few years. For example, many of VMware’s leading products like vSphere, vRealize, vSAN, NSX, and AirWatch are a natural fit for Dell’s mid-market customers. Importantly, these synergies are not at the expense of current VMware partners. Rather, they represent true incremental opportunities.

Until the transaction closes, we are continuing with our current Federation operating model. Our focus on serving our customers better together stays in place. We anticipate no major changes to our organizational structure, governance model, or management team. David Goulden, Pat Gelsinger, Rodney Rogers, Rob Mee with Paul Maritz will continue to run their respective businesses until closing, and then will lead large segments of the combined company.

We will continue our initiatives to develop Federation-wide solutions like the software-defined data center and the enterprise hybrid cloud. We will continue to work together in the field when that is in the best interest of our customers. And we remain committed to accelerating our Federation-wide go-to-market efforts while executing on our previously announced $850 million cost reduction program.

Finally, as you saw in yesterday’s announcement, we intend to combine the capabilities and assets of Virtustream and vCloud Air along with additional cloud assets from EMC into a high-growth Federation cloud business called Virtustream Cloud Services, run by Rodney Rogers. This business will be jointly owned by EMC and VMware, and Rodney is busily putting together next year’s plan. To give you a glimpse, we expect this business to be multiple hundreds of millions dollars in revenues in 2016, and we fully expect this business to be multibillion dollars in size within several years, as all of our Federation businesses drive revenue opportunities for this new cloud service.

Importantly, the combination of Virtustream Cloud Services with leading software-defined data center assets in VMware and EMC II gives us a unique and powerful capability to help customers manage their applications, including their most mission-critical applications in the cloud, both on-premise and off-premise.

We have received many questions from our shareholders about the transaction structure, the tracking stock, and Dell’s intentions with respect to VMware. I would like to make a few comments on these topics, and Zane will offer more detail in his prepared remarks. First, a thriving VMware is vital to the strategic success of EMC’s combination with Dell. Dell is highly motivated to do what is necessary to continue VMware’s extraordinary track record. The combined company has many high-priority product areas where VMware technology will play a key role.

As an example, the software-defined data center is one of the areas where VMware’s capabilities are critical to Dell and EMC’s product success. Continuing VMware’s incredible history of innovation and product leadership is of utmost importance to everyone involved in this transaction. There should be no question about the alignment of interests between Dell and the holders of the tracking stock and the holders of the VMware common stock. At close, Dell will be the largest economic owner of VMware by a wide margin. No one has greater incentive to drive VMware’s growth and value creation than Dell.

The tracking stock created in connection with the transaction will give EMC shareholders an opportunity to participate in the upside of VMware, which includes the revenue synergies we expect to be created with the help of Dell.

I want to remind everyone that this transaction will not result in any changes to the rights of the VMware public stockholders. None of the VMware cash flows or debt capacity will be used to finance this transaction. Let me repeat to make sure everyone is clear on this point. None of the VMware cash flows or debt capacity will be used to finance this transaction. In fact, they will be used to fuel VMware’s innovation and growth.

I know there are many questions about the structural provisions of the tracking stock. We will cover this aspect in more detail later.

In summary, I believe coming together with Dell creates a new company for a new age and a new era of success. I believe it’s the best strategic option for our shareholders, customers and partners, and yes, employees. Over time, we will be a stronger and larger company than had we chosen a different strategic alternative. I believe Michael will provide great leadership in bringing the companies together and creating the next chapter in our history.

Of course, I will continue to update you on the status of the combination in future earnings calls, but now over to Zane to take you through the quarter and additional details on the transaction. Zane?

Zane C. Rowe, Chief Financial Officer & Executive Vice President

Thanks, Joe. Good morning, everyone.

As Joe mentioned, we are committed to making sure our shareholders understand the terms of the transaction and the tracking stock. We believe that the transaction with Dell, which delivers $24.05 per share in cash plus approximately 0.111 shares of the VMware tracking stock, provides a very attractive outcome to our EMC shareholders.

This transaction is intended to preserve the synergistic relationship across all of our businesses in a tax-efficient manner. The tracking stock is intended to allow shareholders to participate in synergies accruing to VMware as a result of the transaction.

We believe this will be the first tracking stock whose tracked assets will include an existing publicly traded common stock. It has several beneficial features. These include, the tracking stock will benefit from oversight by a board that includes independent members. The tracking stock will be a class of common stock of Denali, which is the parent company of Dell. The Board of Directors of Denali will be required to have an audit committee of at least three independent members under listing rules of the NYSE or NASDAQ, which means that the Denali board will consist of at least three independent directors. The Denali Board of Directors will have fiduciary duties to the holders of the tracking stock, just as the VMware board has fiduciary duties to the holders of the VMware common stock.

The new security will initially track EMC’s interest in a publicly traded company. At the time the security is created, the VMware tracking stock won’t track the performance of the separate legal entity, VMware, which already has separate audited financials. The tracking stock is therefore expected to initially have greater definition and transparency than precedent tracking stocks.

Related-party transactions are subject to oversight by VMware’s board. With respect to VMware’s relationship to Denali, under VMware’s corporate policies, related-party transactions between VMware and Denali are subject to the approval of VMware’s audit committee, which is composed solely of independent directors. The holders of the tracking stock will benefit from the VMware board’s oversight. Certain actions impacting the tracking stock will require consent from the capital stock committee. With respect to the tracking stockholders’ relationship to Denali’s other stockholders in connection with the transaction, the Board of Directors of Denali will create a capital stock committee, whose consent will be required for the Denali board to approve certain actions regarding the tracking stock. The majority of the members of this committee must qualify as independent directors.

At the time of issuance, the tracking stock will have a high-quality public benchmark and is expected to have more liquidity than the VMware common stock. The VMware common stock should initially provide a relevant existing valuation benchmark for the tracking stock. With approximately 223 million shares of tracking stock to be outstanding compared to today’s public float of 79 million VMware shares, we believe this larger float will provide greater liquidity to the investors interested in the VMware.

Let me spend a moment discussing the topic of a VMware common stock dividend. VMware does not pay a dividend today, so this topic is more theoretical in nature. If VMware’s Board of Directors determined to pay a dividend onto the common stock, the portion of that dividend attributable to the holders of the tracking stock would be for the benefit of the tracking stockholders. Any dividends not distributed by Denali would be allocated to the assets tracked by the tracking stock. Any determination to reallocate or use such amounts for any purpose other than to pay a dividend to the tracking stockholders would require approval of the capital stock committee.

We believe the VMware tracking stock has certain advantages versus other tracking stocks and that the VMware tracking stock represents an opportunity to obtain a liquid, economic ownership tracking and initial 53% interest in the VMware business versus the 81% indirect economic ownership that EMC shareholders have today, which cannot be traded separately from the EMC shares they own.

The tracking stock will also have an opportunity to share in the synergies that the transaction is expected to create for the VMware business. We believe this combination will create opportunities for continued success of all of the businesses that make up EMC.

Integration planning is already underway, led by two of our executives, Rory Read from Dell and Howard Elias from EMC. For additional questions and details on the transaction, please refer to the FAQ section on the website that we will continue to update.

David I. Goulden, Chief Executive Officer-Information Infrastructure

In closing, I’d like to thank the entire EMC II team for their hard work and dedication. As we look forward, I could not be more excited about the journey that EMC and Dell have announced. Our proposed combined enterprise systems business, headquartered in Massachusetts with key strategic hubs around the world, has the potential to not only be on the top of every large enterprise CIO’s list today, but also set us up nicely for the new era of IT.

QUESTION AND ANSWER SECTION

<Q – Andrew Nowinski – Piper Jaffray & Co (Broker)>: Great, thanks for the question. I just want to ask on the broader market. Western Digital acquiring SanDisk this morning, clearly they have assets in the all-flash system market. And Seagate made an acquisition moving up the stack into the storage system business. I’m just curious how you’re thinking about the consolidation that’s occurring with two of your suppliers moving more up-market.

<A – Joe Tucci – EMC Corp.>: Look, I’ve been saying for a long time that there is a huge secular shift going on in this industry unlike the industry has ever gone on before. And I’ve also been very clear that you’re going to be seeing a lot of consolidation. So, Andrew, you just gave a couple of examples of consolidation happening at the component level.

Obviously, one of the big synergies we see in our view with Dell is how we deal with the supply chain, how we’ll buy ahead and invest much like Apple does, and make sure we have the right kinds of supply of flash and media that we need to be successful. But obviously, we’re moving up a little bit the other way – not a little bit, a lot the other way. So nobody, I don’t believe, of the traditional players is going to be able to have a successful strategy of business as usual. You’re going to see a lot of movement here because this secular shift is violent. And as I said before, this violent shift has tremendous opportunity if you play it right.

<Q – Maynard Um – Wells Fargo Securities LLC>: Hi, thank you. I think when I look at the 50:50 Virtustream venture, your converged EMC/VMware products, and the overlapping sales efforts, it would seem logical for EMC and VMware to be together rather than having these joint ownership structures. I guess I was just wondering if you could walk through why you think these joint ownership structures are the most optimal ones, and also whether the board discussed an option of combining the two companies and why Dell was deemed the one to be the best option. Thanks.

<A – Joe Tucci – EMC Corp.>: You could check our filings, and you’ll see that the board thoroughly investigated a lot of options and thought through a lot of options. Obviously, we did this one because we thought it was the best.

This is a different game being played now. If you go back to the client/server era or the last era, everybody stayed neatly in their lane. There was a storage lane. And of course, that’s where EMC played. There was a networking lane. That’s were Cisco played. There was a server lane. In the early days you had Sun and HP and others. And then of course, you had even a database lane, where Oracle was the big player.

Now you go fast-forward; nobody is staying in their lane. There’s a tremendous amount. If you look at Oracle, not only are they in the database. They moved up to the apps; they moved over to hardware and software design together. We’ve moved into converged infrastructure. Cisco has moved into servers and storage, so it’s a different world out here now. And basically to play in it, you also have to do coopetition. You have to say this is when I’m going to play with my own stack and this is where we’re going to play with others, and the companies that can do that best are redefined, and VMware is at the heart of that. VMware will play very well with us in the company, but it really needs to play with others. And this is why we set up this model, and I really do believe it’s the best model. And the winning companies will be able to do what I just said, and I can’t think of a better word than coopetition. We’ll partner here; we’re going to compete here. As long as you understand and you’re honest and open, those things can work very well.

<Q – Alex Kurtz – Sterne Agee CRT>: Thanks, guys, for taking the question. Joe, back to this $1 billion synergy comment between Dell and VMware, I think a lot of investors are trying to figure out what’s incremental. I know this was asked on last week’s call, but if you could, go into more detail about why now there’s going to be all these incremental opportunities for Dell to sell VSAN and NSX versus a year ago when there was a partnership already with Dell. I think that would be helpful to better detail where you see that moving and what the plans are in place to accelerate that to get to these synergies.

<A – Joe Tucci – EMC Corp.>: When you have something in the plan. If you look at let’s say for instance, Alex, the leaders in the converged infrastructure, hyper-converged infrastructure area, probably about 70% of them are using their converged infrastructure in a VMware environment, maybe even a little higher. Obviously, Dell is playing in that area. They partner with some of those leading players. They have their own offerings. But by being able to say okay, we’ll let VMware be shared, but we’re also going to have our own converged infrastructure stack. And every time we sell that converged infrastructure stack, we’ll be selling, for instance, VSAN. We’ll be selling vSphere. We’ll be selling vRealize.

So when you look at this – now we’ve had two of the top consultants in the world – firms, two of the top consulting firms in the world, one Dell hired, so to speak, and one our board hired. And both came back with very similar synergy numbers, and they did it by themselves. And then, of course, we did it combined and compare. So we really do believe these are incremental synergies. We’ve looked at them hard. You’re not going to get them overnight, but I do think they’re incremental, and I do think they’re large. And I don’t think we’ve done a good job of explaining them to you, and we will pick that up.

<A – Zane Rowe – EMC Corp.>: Alex, this is Zane. I would just add to that that Dell will own 28% of VMware, and it would obviously be highly incentivized to ensure that they achieve those synergies as well.

<Q – Steve Milunovich – UBS Securities LLC>: Thank you. Joe, could you update us on your thoughts on private versus public cloud? A few years ago, EMC did a fairly detailed analysis explaining where they thought public made more sense and where private made more sense. It looks like private is a big reason for the relationship with Dell. I know for years you guys had suggested AWS has made public easier to use. You had to make private easier to use. I got that exact same message from Michael a few weeks ago. Could you talk a bit? And obviously, putting all the assets together here moves toward that as well. What’s your sense on what customers are doing, and what percentage of storage over time could move to public cloud?

<A – Joe Tucci – EMC Corp.>: Steve, I honestly don’t believe that public is the right answer or private is the right answer. I really do believe we call it hybrid. I really believe both are the right answers. I just think if you’re going to win in life and business, you’ve got to come from your strength. I don’t care whether you’re playing a sport or again playing in life of business as we do. Our strength is in data centers. So we’ve got to come from the private side out, but we’ve got to offer customers a hybrid experience. Most customers are going to keep a set of data centers, or most big customers will keep a set of data centers for sure. But they’re not going to put everything into the data centers and they’re not going to continue to build data centers because they know they’re going to want to use a public cloud offering too.

So some of the traditional players like ourselves are coming what I’d call inside out. We’re coming from a private and we’re going to offer public. Obviously, Amazon and Azure are coming exactly the opposite way. They started in public and now they’re trying to make offerings on the private side. But I truly believe it’s not public or private that’s going to win, it’s the combination that’s going to win. And that’s why when you look at the assets we have through the envisioned new company, I believe they’re second to none. And that’s why it makes sense to have the assets VMware has, the assets Pivotal has in their PaaS layer, the assets that we have in our hardware layer, and the assets that EMC and Dell – EMC and VMware have together layer in the software-defined layer. So when you put it together, there’s nobody that has a better stack, and that’s why it makes sense to approach this market the way we approach it. So it’s not one or the other; it’s how do you do both well.

<Q – Amit Daryanani – RBC Capital Markets LLC>: How do you think about the market share basically on a combined basis with Dell and EMC in terms of NAS and SAN and maybe even the emerging bucket? What percentage of share do you guys have?

<A – David Goulden – EMC Corp.>: We’re not really going to talk more than our own share right now. Globally, we have about a 30 point market share. As Joe said, when you actually double-click into the data center where people run mission-critical apps, our market share for us in the data center is close to 50 points, so that is our strength. And the parts from Dell are more complementary and not in the same markets as we have our major strength today.

<Q – Toni Sacconaghi – Sanford C. Bernstein & Co. LLC>: Yes, thank you. VMware stock is trading at slightly under $60 in the premarket today. I think part of that is the reaction to the joint ownership structure of the new Virtustream combination and the associated losses in incremental CapEx that VMware is going to be burdening going forward. The consequence is that EMC stock is trading at $26.50 in the premarket as a result of VMware going down. So I guess the question is why was this JV structure put in place? Was this done solely – was this a condition of the deal and discussed with Dell previously? But it feels like it’s shifting in incremental expense to VMware shareholders and to tracking stock owners, which is, at least now the market is saying, impacting their perception of the value of the deal. So I was wondering if you could comment on that, please.

<A – Joe Tucci – EMC Corp.>: All right. Thanks, Toni. This is Joe. I can absolutely guarantee everybody on this call or everybody in the world. Dell had absolutely nothing to do with this transaction. This was a transaction driven primarily out of VMware with us. It makes no sense for us to have – even though Virtustream, which is really working on the mission-critical side and vCloud Air, which is more working on the hybrid and ad hoc side, there is overlap. And there is no other company – and companies much bigger than we are with much bigger revenues and cash flows have two clouds. So combining it I think you’d agree makes a lot of sense.

I can tell you that the CapEx that was talked about has not been filtered. That was just a raw ask from the companies. We have not taken that through a process. Obviously, half of that will be paid by EMC. And the other part of that CapEx was Virtustream uses a lease model when they buy – when they use – or get equipment and technology for their data center and their data centers, and VMware used a cash model. This flipped it to a cash model, which I’m not sure is the right thing, but that makes a significant difference. So there’s a lot of work to be done in that.

But I could tell you that what I think didn’t come across was that putting these together will actually save money and actually put more profit on the VMware bottom line. It will lower gross margin percentage, but it will not – it will increase not a whole lot, but slightly. And of course, as it gets more successful over the years, it will increase gross margin dollars. So again, Dell had nothing to do with driving this. There’s been a lot of conspiracy theories out there. This was driven more by VMware than anybody else. And EMC has obviously believed this was a great and good thing to do. And again, we’ll look at everybody’s issues and we’ll make sure that we present it in a better light in the future.

Joseph M. Tucci, Chairman, President & Chief Executive Officer

I think to be – and I always am self-critical, I don’t think we’ve done as good a job as we need to do in explaining the power of this combination and explaining why it’s not only good for EMC shareholders and Dell, but also is going to be very good for the VMware shareholders. We are going to do more of a roadshow and we’ll be getting to you, and we posted more on the web. But every fiber in my body believes this is good for both the VMware shareholders, the EMC shareholders, and other stakeholders as well.

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